Exhibit 10.35(b)

NEW YORK RELOCATION AGREEMENT AND RELEASE

This NEW YORK RELOCATION AGREEMENT AND RELEASE (“Agreement”) is made and entered into, by and between CHARTER COMMUNICATIONS, INC. (“Charter”) and Richard R. Dykhouse (“Employee”) as a condition to receiving the Relocation Incentive and the relocation benefits described in the Charter New York Relocation Program, as well as for the purpose of settling all claims arising out of or in any way related to Employee’s employment with Charter as of the date on which this Agreement is fully executed.

In consideration of the promises and mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are expressly acknowledged, the parties agree and promise as follows:

1.
Relocation Incentive. Upon the satisfaction of the conditions set forth below, Employee will receive a lump-sum cash payment in the amount of Two Hundred Fifty Thousand Dollars and No Cents ($250,000.00), less all applicable taxes and withholdings required under local, state, and federal law (“Relocation Incentive”). The Relocation Incentive will be paid to Employee by direct deposit in the bank account designated by Employee, as soon as administratively possible after each of the following conditions has been met:

a.	Employee has indicated in writing his acceptance of Charter’s offer to relocate to its New York metropolitan office.

b.	Employee has signed this Agreement and has not revoked it during the seven (7) day revocation period described in Section 9 of this Agreement.

c.	Employee has closed on the purchase of his primary residence in the New York metropolitan area or Employee has closed on the sale of his current primary residence, whichever occurs earlier.

d.
Employee remains employed by Charter in good standing, which means that Employee must (i) perform his job duties at a level and in a manner that meets Charter’s legitimate expectations and (ii) comply with Charter’s policies and Code of Conduct.

2.
The Charter New York Relocation Program. Upon acceptance of Charter’s offer to relocate to its newly-established New York metropolitan office, Employee shall be eligible for the benefits described in the Charter New York Relocation Program, as described on Exhibit B to Employee’s Amended and Restated Employment Agreement dated as of February 20, 2013 (the “Employment Agreement”).

3.
Full Release. In exchange for the promises and commitments expressed herein, Employee agrees to waive, release, and forever resolve all claims, demands or causes of action arising out of, relating to, or touching or concerning his employment with Charter, including but not limited to all claims, demands or causes of action for invasion of privacy, slander, defamation, intentional interference with a contract or business relation, promotion, retaliation, discharge, backpay, unpaid wages, reimbursement of expenses, employment benefits, liquidated damages, compensatory damages, punitive damages, statutory penalties, attorneys' fees and costs against Charter, its officers, directors, shareholders, employees and/or agents, successors, subsidiaries, parents, assigns, representatives, attorneys, related or affiliated companies, insureds, and insurers and including, but not limited to, all claims, demands or causes of action arising under (1) the Age Discrimination in Employment Act (ADEA); (2) the Civil Rights Act of 1964, as amended; (3) the Fair Labor Standards Act (FLSA); (4) the Equal Pay Act (EPA); (5) the Employee Retirement Income Security Act (ERISA) (except as to vested retirement benefits); (6) the Civil Rights Act of 1866 (42 U.S.C. §§ 1981 and 1981A); (7) the Americans With Disabilities Act (ADA); (8) the Civil Rights Act of 1991; (9) COBRA (except as to any vested benefits); (10) the Family and Medical Leave Act of 1993 (FMLA); (11) the Rehabilitation Act of 1973; (12) Executive Order 11246; (13) the Occupational Safety and Health Act (OSHA); (14) the National Labor Relations Act (NLRA); (15) unemployment compensation laws; (16) workers' compensation laws; (17) any other federal, state, or local statute, ordinance, or regulation; and (18) any state or federal contractual, tort, or common law theory of liability or damages.

4.
Covenant Not to Sue. Employee covenants and agrees that he will not bring, commence, institute, maintain, prosecute, or voluntarily aid or encourage any action or proceeding or otherwise prosecute or sue Charter either affirmatively or by way of cross-complaint, defense or counterclaim, or in any other manner with respect to the claims herein released and/or waived. Employee likewise agrees to forfeit any benefit which may accrue to him as a result of any pending employment-related action against Charter.

The foregoing shall be construed as a covenant not to sue. This Agreement may be introduced as evidence at any legal proceeding as a complete defense to any claims existing as of the date of this Agreement ever asserted by Employee against Charter, as well as its past, present, and future officers, directors, administrators, shareholders, employees, agents, successors, subsidiaries, parents, assigns, representatives, attorneys, related or affiliated companies, insureds, and insurers, all of whom this Agreement and the release contained herein is specifically intended to include. This covenant not to sue shall not be construed to pertain to alleged misconduct that occurs after the effective date of this Agreement.

5.	Repayment Obligation.

a.	In the event Employee’s employment is terminated due to Employee’s voluntary resignation or discharge for Cause (as such term is defined in Employee's employment agreement with Charter) within one (1) calendar year after the date on which Employee initiates relocation to Charter’s New York metropolitan office by engaging Charter’s designated relocation vendor, Employee must repay to Charter:

i.	Any and all relocation and moving expenses paid directly by Charter as specified in the New York Relocation Program; and

ii.	Any and all relocation and moving expenses for which Employee was reimbursed by Charter as specified in the New York Relocation Program.

b.
In the event Employee's employment is terminated due to Employee's voluntary resignation or for Cause within twenty-four (24) months of Employee's relocation to Charter's New York metropolitan office, Employee must repay to Charter a pro-rated portion of the Relocation Incentive.

c.	Any Relocation Incentive subject to repayment under this Agreement shall be calculated on a monthly pro-rata basis.

d.	Any tax gross-up of the Relocation Incentive or any benefit paid to Employee under the New York Relocation Program will be reversed or otherwise recovered.

e.
Employee acknowledges and agrees that Charter will withhold from Employee’s final pay any amounts Employee is obligated to repay under this Agreement. By signing this Agreement, Employee authorizes Charter to deduct from Employee’s final pay such amounts Charter has determined, in its sole discretion, Employee is obligated to repay under this Agreement.

6.
No Prior Assignment. Employee further warrants and covenants, recognizing that the truth of this warranty and covenant is material to the above consideration having passed, that he has not assigned, transferred or conveyed at any time to any individual or entity any alleged rights, claims or causes of action against Charter.

7.
No Admission of Liability. This Agreement is not and shall not be construed to be an admission of any liability whatsoever on the part of Charter. Further, Charter denies any and all liability or fault for any matter related to Employee’s employment.

8.
Warranty of Understanding, Capacity, No Duress. Employee states that he has fully read this Agreement, which he acknowledges to be written in terms which he easily understands. Employee warrants that he understands all the terms and conditions set forth herein. Employee further stipulates that he is of sound mind and mental state, and that he is entering into this Agreement freely and voluntarily of his own choice, after consultation with counsel, without duress, and without promise or benefit other than as set forth herein.

Employee understands and acknowledges that he was advised by Charter to carefully consider all of the terms set forth in this Agreement before signing it. Employee further understands and acknowledges that Charter advised him that he has twenty-one (21) days within which to consider this Agreement, sign it, and return it to Charter. Employee waives any right he might have to additional time within which to consider this Agreement. Employee also understands that he may discuss this Agreement with an attorney at his own expense and that he may revoke this Agreement within seven (7) days after signing it.

9.	Governing Law. This Agreement shall be governed, where appropriate, by federal law and the laws of the State of Missouri.

10.
Severability. If any term, provision, covenant, or condition of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the Agreement shall remain in full force and effect and shall be in no way affected, impaired, or invalidated.

11.
Agreement as to Enforcement. If court proceedings are necessary to enforce any provision of this Agreement, the parties agree and acknowledge that the non-breaching party shall be entitled to injunctive relief, reasonable attorneys' fees and costs, as well as any and all other damages provided by law.

12.
Integration. This Agreement and the Employment Agreement constitute the complete understanding between the parties and supersedes any and all prior or contemporaneous representations, promises, inducements, understandings, and agreements as it relates to the relocation to the New York metro area. This Agreement may not be amended except by a written instrument signed by all of the parties hereto.

IN WITNESS WHEREOF, the undersigned have set their hands and seals, or caused their duly authorized agent to set their hand and seal, on the day and year written below.

CHARTER COMMUNICATIONS, INC.

/s/ Richard R. Dykhouse	/s/ Thomas M. Rutledge
Richard R. Dykhouse	Thomas M. Rutledge
President and Chief Executive Officer

February 20, 2013	February 20, 2013
Date	Date